Exhibit 99.2

Corrected Transcript

08-Aug-2024

American Vanguard Corp. (AVD)

Q2 2024 Earnings Call

Total Pages: 19
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American Vanguard Corp. (AVD) Q2 2024 Earnings Call	Corrected Transcript 08-Aug-2024

CORPORATE PARTICIPANTS

Anthony Young	David T. Johnson
Director-Investor Relations, American Vanguard Corp.	Vice President, Chief Financial Officer & Treasurer, American Vanguard Corp.
Timothy J. Donnelly
Acting Chief Executive Officer, American Vanguard Corp.	Mason Bennett
Mark R. Bassett	Vice President, North American Crop, American Vanguard Corp.
Board Member, American Vanguard Corp.

OTHER PARTICIPANTS

Scott Fortune	Wayne Christopher Pinsent
Analyst, ROTH Capital Partners LLC	Analyst, GAMCO Investors, Inc.

Ben Klieve
Analyst, Lake Street Capital Markets LLC

MANAGEMENT DISCUSSION SECTION

Operator: Greetings and welcome to the American Vanguard Q2 2024 Conference Call and Webcast. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Anthony Young, Director of Investor Relations. Thank you, Anthony. You may begin.

Anthony Young

Director-Investor Relations, American Vanguard Corp.

Thank you, Alicia. Good afternoon and welcome to American Vanguard’s second quarter 2024 earnings review. Our prepared remarks will be led by Tim Donnelly, Acting Chief Executive Officer; Mark Bassett, Board Member and Architect of our Business Transformation Strategy; and David Johnson, Chief Financial Officer. Mason Bennett, Vice President of North American Crop is also in attendance and available to answer agricultural economy related questions.

Before beginning the presentation, let’s take a moment for a cautionary reminder. During this call, we may discuss forward-looking information. All forward-looking statements are estimates by the company’s management and are subject to various risks and uncertainties that may cause actual results to differ. Such factors include weather conditions, changes in regulatory policy, transformation, organization and liquidity initiatives, and other risks as detailed in the company’s SEC reports and filings. All forward-looking statements represent the company’s judgment. As of the date of this release, and such information will not necessarily be updated by the company.

It’s now my pleasure to turn the call over to Tim.

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American Vanguard Corp. (AVD) Q2 2024 Earnings Call	Corrected Transcript 08-Aug-2024

Timothy J. Donnelly

Acting Chief Executive Officer, American Vanguard Corp.

Thanks, Anthony. Hello, everyone. And thank you for joining American Vanguard’s second quarter 2024 earnings call. Before we discuss the second quarter and first half, I would like to comment on the current management team, and then cover the company’s direction to expedite change. In light of industry conditions and our recent financial performance, the board of directors has taken bold and decisive action to guide the company on a new course.

Following the departure of the previous CEO on July 12th, the company formed an office of the CEO to accelerate both short-term initiatives, such as margin improvement, cash management, capital allocation, and cost savings, as well as business transformation during the pendency of the search for a new CEO. The board and management team are committed to moving forward with a sense of urgency and making necessary changes immediately, while we look to fill the top position.

As you will see on slide 5, the OCEO is comprised of four senior executives who bring all the skills and experience necessary both to manage day to day operations and to accelerate our transformation. They are David Johnson, CFO, with 17 years at the company. Senior Vice President of Human Resources, Shirin Khosravi, with more than 25 years in HR Management and Design. Board member, Mark Bassett, Ph.D., who has run multiple large global businesses, and is the architect of our Transformation Plan. And myself Tim Donnelly, Acting CEO, with 19 years at the company. In short, the office of the CEO has a clear mandate, to improve short-term financial performance and to accelerate the transformation process, which will turn American Vanguard into the business that our investors, customers, and employees deserve. And we all know it can be.

We will use the following framework for our discussion during this call, as per slide 6. I will provide a high-level overview of second quarter and first half 2024 financial performance and make mention of a recent development with EPA on our product, Dacthal. Then Mark will provide an update on the progress we have made with our liquidity initiatives and business transformation. Then David will report on our amended credit agreement and provide a detailed review of the just completed quarter’s financial performance. Finally, I will return to provide an update on our full year financial projections, and discuss our search for a new CEO.

American Vanguard has a resilient business, and we think this is highlighted by the company’s sales, in spite of weakness in the farm economy, which is due to persistently low commodity prices, the cost of crop inputs, and elevated interest rates, which have culminated in a just in time procurement approach within our distribution channel. I hasten to add that most of our competitors have been similarly impacted.

Turning to slide 8. During the second quarter, net sales decreased slightly to $128.2 million, compared to $132.8 million in the year-ago period, and our adjusted EBITDA margin declined to 4.8% during the quarter, well below that, which we would view as our long term potential and lower than the 8.2% adjusted EBITDA margin in the year-ago period. This decrease in adjusted EBITDA margin comes largely from reduced sales of higher margin product, with US crop sales down, along with a comparative increase in sales of lower margin non-crop products. During the quarter, we did record double-digit increases in both non-crop and Green Solutions products.

Net sales for the first half of 2024 were up on a consolidated basis by 2%, with both non-crop up 20% and domestic total sales up 5%, outperforming the first half of 2023. In addition, we recorded double-digit sales increases within our Green Solutions portfolio, led by strong demand in Central America. Further, and as David will report, while down in the second quarter, gross profit for the first half of the year was about equal with that of 2023.

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American Vanguard Corp. (AVD) Q2 2024 Earnings Call	Corrected Transcript 08-Aug-2024

That said, the current management team and the board view our overall results as unacceptable. In our years of experience with the company, we believe that the primary impediment of this business has not been in generating sales, but rather has been in managing our cost structure. Thus, it is incumbent upon us to take decisive action to reduce costs, improve liquidity, and accelerate our business transformation.

Before turning to Mark on our multiple initiatives to effect this change, let me first touch upon the subject of Dacthal. As you may have read in the press earlier this week, the EPA just issued an emergency suspension of that product which prevents its sale, distribution, and use. As you may recall, we voluntarily suspended sales of Dacthal last April, and had submitted a much reduced label in an effort to meet the agency’s concerns. In addition, at that time, we had removed Dacthal sales from our 2024 forecast assumptions. We are, of course, working in good faith with both EPA and our stakeholders to ensure compliance with the suspension.

With that, let me turn to Mark Bassett on our multiple initiatives to improve operating leverage and efficiency, both in the short term and permanently. Mark?

Mark R. Bassett

Board Member, American Vanguard Corp.

Thanks, Jim. Before I get into the details, I’d like to quickly introduce myself as per slide 11. First, I’m a shareholder of American Vanguard. I invested in the company before I joined the board a little more than two years ago. Prior to that, I spent almost six years as Chairman and CEO of Hemlock Semiconductor. During that time, we were able to significantly increase the valuation of the company by reducing the total costs by about 30%, while creating a substantial new revenue stream to drive rapid growth. Prior to that, I ran several large global businesses at Dow. And early in my career, I worked in finance and technology.

I invested in American Vanguard because I believed in the company’s potential, and I still do. After joining the board, I spent 2.5 months inside the company last year developing the foundation of what became the transformation the company is helping us implement. And I’ve spent the last two months in the company focused on accelerating the transformation and helping improve liquidity in the second half. After my time here, there’s no doubt in my mind that this is a solid company capable of delivering a 15% EBITDA margin performance.

So with that as a preface, let’s turn to slide 12, and then, get into some of the details of what we’ve recently accomplished. First, we felt it was critical to get alignment throughout the company, and how we went to work and the priorities for the remainder of the year. Our mantra is teamwork, focus, performance, and urgency. This mantra may sound simple, but it’s a key driver for success. I can tell you that there is a lot of excitement throughout the company and leadership is committed to realizing the company’s full potential. For the remainder of the year, there are four key priorities. One, cultivate our people. Two, improve liquidity. Three, accelerate the transformation. And four, operate the company across all functions excellently day in and day out.

To that end, we’ve created a one page blueprint with all key initiatives and key performance indicators with clear targets that we are tracking, acting on, and communicating globally, so we know how we’re doing. This was recently rolled out to the entire company, and we’ve instituted a monthly run the business meeting to drive a more urgent and proactive response to changing conditions. We believe this clarity and focus will allow us to better meet our commitments. The objective of these initiatives is to increase cash flow and create a consistently higher operating margin.

Turning to liquidity and inventory management on slide 13. First, we’d like to discuss SIMPAS. The company has spent many years developing this groundbreaking technology. At this point, we believe that we’ve proven the concept of a multi-product prescribed application. However, at this stage of commercialization, we believe that the

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American Vanguard Corp. (AVD) Q2 2024 Earnings Call	Corrected Transcript 08-Aug-2024

most prudent course with SIMPAS is to maintain the benefits of the technology internally, and to find a partner within the precision application space to help advance broader commercialization and market acceptance. This would enable us to significantly curtail spending on the technology, and could lead to savings of approximately $6 million a year.

In addition, we’ve taken deliberate actions to reduce inventory. To that end, we’ve recently updated our forecasting methodology, and have implemented a new standard S&OP process involving a cross-functional team from the supply chain, manufacturing, and commercial organizations. This initiative will allow us to better serve our customers and lower our working capital.

Lastly, we’ve implemented stricter cost controls. These include limiting spending with outside vendors, reducing travel and entertainment, and limiting the use of contractors. In addition to our liquidity improvement targets, we’ve been working diligently to accelerate our business transformation as per slide 14. After conducting a thorough analysis, we’ve decided to implement a new, simpler, customer centric organization. We’ll have two global businesses, crop and non-crop with centralized functions that are leveraged into the businesses, allowing them to be run with multi-functional business teams. We expect to have this new structure in place early in 2025, and we believe this will allow us to have clearer, and more consistent strategies across the world, enabling us to more effectively deploy our resources, and drive growth and improved profitability.

Working on this new organizational design has already enabled us to identify redundant roles, allowing us to trim about 4% of our global workforce. This will yield annualized savings of approximately $3 million. As part of this effort, we’re also taking the opportunity to clearly define roles and responsibilities as well as move moving decision authority through the organization to empower our employees to operate the company with greater agility and a greater sense of urgency.

Secondly, we finished or are wrapping up several cost savings initiatives to cut across raw material and logistics purchasing, manufacturing efficiency, and SKU rationalization. We believe that those efforts will yield annualized savings in excess of $5 million.

Thirdly, we have several commercial initiatives involving pricing and customer strategy that are being implemented as we speak. The American Vanguard team has a high degree of confidence that these will yield annualized earnings improvement of over $5 million.

Lastly, we have also done a deep dive into our international strategy. As a result of that effort, we’ve identified numerous opportunities to improve performance that we believe will lead to over $2 million a year in improved earnings.

In summary, I’m proud to say that our team has come together very quickly. We’re working collaboratively. The team is energized, and we’ve accomplished quite a bit in a very short period of time. We’ve taken numerous actions to reduce spending, to lower working capital, and we’re dramatically accelerating our transformation, which touches all aspects of the company, and will allow us to reach our full potential.

I will now turn the call over to our Chief Financial Officer, David Johnson.

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American Vanguard Corp. (AVD) Q2 2024 Earnings Call	Corrected Transcript 08-Aug-2024

David T. Johnson

Vice President, Chief Financial Officer & Treasurer, American Vanguard Corp.

Thank you, Mark. I will begin my comments with a summary of the terms of our amended credit agreement, followed by a recap of our performance for the second quarter and first half of 2024. And will close with comments on working capital and current liquidity.

In order to ensure that we have ample working capital to operate the business within current conditions, we have reached agreement with our lenders to modify our senior credit facility, as summarized on slide 16. The amendment includes first a reset of our total leverage covenant, which, as you may recall, ties borrowing capacity to trailing four-quarter adjusted EBITDA, allowing us to work through this challenging time for the global agchem market. And second, a higher basket for non-recurring charges to allow us to follow through on our transformation projects without impacting borrowing capacity.

This continued support from the lender comes with some restrictions. First, our interest rate will be will increase by 25 basis points when the leverage ratio exceeds 4 times. And for the present, we are prevented from repurchasing any shares, paying any dividends, or making any acquisitions without lenders consent. The lenders have agreed that notwithstanding the term of the amendment, once we can show sustained improvement in our performance, we can request approval to reinstate one or more of these important capital allocation levers.

Turning now to our financial performance, let’s focus on sales. As you will see from slide 17, overall revenue from the quarter was down about $4.5 million or 3% as compared to the same period of 2023. Our US crop business was challenged by just-in-time ordering and pressure from generics, and recorded net sales that were down 7% as compared to the second quarter of 2023. On the other hand, during the quarter, our US non-crop business was a bright spot, with sales growing 13% compared to last year. Finally, net sales of our international business declined by 2%, as compared to the comparable period of the prior year.

Turning to the first half of 2024, on slide 18. Overall revenue was up about 3% compared to the comparable period of 2023, while net sales of our US crop and our international businesses were essentially flat with the prior year. US non-crop sales rose by 20% during the same period.

Turning to slide 19. With the decline in second quarter net sales and some product mix changes, gross profit for the quarter decreased about 12% – by approximately 12%. This decline primarily arose from lower net sales of our US crop products, which generally carry higher average margins. In addition, we recorded lower factory overhead costs recovery as we worked to controlled inventory and working capital. Overall, gross margins reduced to 29% from 32% of sales. On the plus side, our inventories ended marginally lower than our internal target for the end of the second quarter, which was encouraging.

With respect to the first six months of 2024, net sales were up 2% and gross profit was flat with the comparable period of 2023. And gross profit margin declined slightly to 31%, from 32% of sales. As you will see from slide 21, operating expenses for the second quarter of 2024 increased by approximately 20% over the comparable period in 2023. The primary driver for this increase were non-recurring expenses arising from activities to transform both our business structure and process, and our digital platform. These transformation costs include third-party consulting costs in support of the change initiatives just discussed, and severance costs for the former CEO.

We also incurred some other one-time costs. Without these, out of the ordinary costs, operating expenses would have declined by 5% for the quarter as compared to last year. Similarly, for the first half of 2024, operating expenses rose by 12%, including approximately $10.5 million from transformation, severance, and other onetime type costs.

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American Vanguard Corp. (AVD) Q2 2024 Earnings Call	Corrected Transcript 08-Aug-2024

Turning now to inventory on slide 23, you will see our inventory trends on a quarterly basis since the start of 2023. We are moving quickly to reduce inventory levels by monitoring factory activity, building only to demand, scaling back procurement of third-party products, and selling out of smaller, non-strategic inventory positions. Through these efforts, we are focused on driving down inventory levels to reach our target of 34% of net sales by yearend. Inventory drives our working capital levels, which in turn drives our debt. Debt ended at $211 million on June 30, 2024. That was slightly lower than our internal target. So that was a pleasing result following a lot of focus across the entire company.

Furthermore, it is interesting to note that in the first two weeks of July we collected more than $40 million from our US customers and additional funds through our international subsidiaries. Accordingly, we were able to drive debt down at the start of Q3 before starting to borrow again as the annual cycle continues. That sums up my detailed comments.

And with that, I’ll turn the call back to Tim.

Timothy J. Donnelly

Acting Chief Executive Officer, American Vanguard Corp.

Thank you, David. Our last topic is our full year financial outlook. Year-to-date, our sales are actually higher than they were last year. Nevertheless, as I had mentioned earlier, weakness in the agricultural economy has had an impact on both year-to-date sales and profit performance. Like a number of our competitors, we foresee stable demand within the crop segment over the second half of 2024. At the same time, we are cognizant of the many factors that could affect the ag markets, commodity prices, interest rates, geopolitical activity, channel inventory and the like. Further, as David mentioned, controlling working capital will also require us to optimize factory activity while working through our inventory.

In light of these considerations, like a number of our competitors, we are decreasing our full year 2024 targets. And in this case, we are targeting adjusted EBITDA to be between $40 million and $50 million, down from $60 million to $70 million. We are also decreasing our sales target, which we now expect to be in the range of $565 million to $580 million. This results in a down 2% to flat versus our prior targeting of sales, up 6% to 9%.

As we mentioned earlier, we are conducting a CEO search and have retained the well-respected ag tech search firm of Kincannon & Reed in that effort. You will note the attributes of the ideal candidate are some of them on slide 27. And as this search progresses, we will provide updates to the market as appropriate.

So let’s review what we have done in the last four weeks, as summed up on slide 29. First, we have formed the OCEO to unleash the company’s earnings potential, endowing it with a full complement of executive skills both to manage day-to-day operations and to steer the enterprise, while we search for a CEO. Second, we have acted quickly to reset our credit agreement and to ensure greater flexibility of working capital. Third, we have redoubled our efforts to reduce expenses and maximize liquidity in the short to mid-term, including a workforce reduction. And fourth, we are driving transformation, both digital and business related, with the goal of achieving a 15% EBITDA margin in 2026 and beyond.

In closing, our focus is to provide our shareholders with the highest possible return. We are all shareholders, and we know that the long-term future of this company depends upon our efforts to return the company to greater profitability while transforming it into a leaner engine for growth. Now, let me put a final point on it. We, at the OCEO, have been given a mandate to change the company for the better. We are the agents of that change, and the time for that change is now.

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American Vanguard Corp. (AVD) Q2 2024 Earnings Call	Corrected Transcript 08-Aug-2024

With that, I’ll open up the call for questions. Alicia?

QUESTION AND ANSWER SECTION

Operator: Thank you. We will now be conducting a question-and-answer session. [Operator Instructions] Apologies. I lost connection for a second. Our first question comes from the line of Scott Fortune with ROTH Capital Partners. Please proceed with your question.

Scott Fortune Analyst, ROTH Capital Partners LLC	Q

Good afternoon and thanks for stepping through all the color and changes going on board here. You mentioned, kind of, the transformation and accelerating that. Just, kind of, step us through. You see $50 million in cost synergies and savings, kind of, expectation of that, and kind of, what are the steps to, kind of, really accelerate these costs, and kind of, timing to see these cost savings, kind of, flow through to the P&L and the financials for the company? Just, kind of, a sense of that acceleration moving forward here.

Mark R. Bassett Board Member, American Vanguard Corp.	A

Sure. This is Mark Bassett. I’ll take a stab at answering that. I think again, there’s multiple tracks. So starting with the others, a procurement track. And the logistics savings we should start seeing sometime in the third quarter, I believe, and should realize those full savings through the end of 2025. The raw material – there’s a raw material track as well, which we’re in the middle of the bid process for that, and should begin to see those later this year, but won’t see the full benefit until probably the end of next year, because it takes time for those savings to roll through our income statement.

Then you’ve got a number of commercial initiatives which again will begin probably late this year or early next year. And so – but by the end of 2025, we expect to see the full $15 million beginning to hit our – in total hitting our earnings by the beginning of 2026. It will ramp up beginning late this year and get to full $15 million by the end of next year.

Scott Fortune Analyst, ROTH Capital Partners LLC	Q

Got it. Appreciate that detail. And just trying to dig into the guidance here a little bit, and more the current North American ag market and the international side. But just wanted to get a sense, obviously, you brought down numbers pretty significantly. What has changed so significantly, we saw, kind of, a weaker ag market for that standpoint. And just provide a little more color on the visibility around fourth quarter, that’s your big quarter, and kind of, your sense that the confidence level of the fourth quarter being, kind of, the strong quarter as normal, or are we going to see push outs potentially for 2025 [indiscernible] (00:28:17)?

Timothy J. Donnelly Acting Chief Executive Officer, American Vanguard Corp.	A

Yeah, maybe, Mason Bennett is on the line with us. And he runs our US crop business. Mason, your thoughts on the crop sector, US crop sector, looking at the 2025 season, and its relative stability.

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American Vanguard Corp. (AVD) Q2 2024 Earnings Call	Corrected Transcript 08-Aug-2024

Mason Bennett Vice President, North American Crop, American Vanguard Corp.	A

Yes. Scott, thank you for the question. Mason Bennett here. Just to comment a little bit on your Q4 inquiry, and then, moving into 2025. Yes, we did look to lower a little bit in Q4. We understand what’s happening in the ag industry. We know that the ag economy, that the challenges we’re having. A lot of this comes back to customers trying to manage again, manage down their channel inventory, which had a little bit of favorable outcome. But what we’re seeing now, Scott, is these customers are beginning to manage their cash flow, and look at just-in-time purchases. So, we believe that although we see a steady purchase through Q4, we will see customers actually probably moving to more just in time in Q1 of 2025 to begin to bring purchases in for the grower. So that’s really what’s driven a lot of that. We don’t think that it’s down really share. It’s more of a phasing of the business.

Scott Fortune Analyst, ROTH Capital Partners LLC	Q

And a real quick follow up on that. [indiscernible] (00:29:52) still remains very positive and strong. Are we starting to see Praxair, obviously with commodity prices down, just , kind of, your sense of the farmer’s health overall?

Mason Bennett Vice President, North American Crop, American Vanguard Corp.	A

Yeah. No. That’s a very good question. We’re seeing a lot of – a lot of movement around the ag economy and pricing. So unfortunately, we’ve seen commodity prices slide. Corn and soybeans have dropped pretty significantly over the last several months. We are beginning to see reports that net farm incomes dropping somewhere near 25% versus last year, Scott. So that puts a lot of pressure on timing [ph] to buy (00:30:35) for these customers. We don’t think that it’s going to reduce the amount that they necessarily purchase, especially around some of our portfolio. It just comes back more to timing.

But the farm economy and the health is not good. It was referenced by Tim earlier, at many of our competitors, you can see what their outlook is. And we’re seeing other parts of the industry of equipment, and other segments in the ag economy taking some pretty drastic moves as well around OpEx and expenses. So that’s all a reflection of the ag economy, and the drop that we’ve seen here over the last several months.

Scott Fortune Analyst, ROTH Capital Partners LLC	Q

Really appreciate the color. And then – go ahead.

Timothy J. Donnelly Acting Chief Executive Officer, American Vanguard Corp.	A

Scott, this is Tim. Yeah, I know, it sounds like we’re ganging up on you. Yeah. The – yeah – they were – growers had recently been before Congress seeking to have additional consideration in connection with the Farm Bill, looking at the profitability of that growers are experiencing [ph] and there’s a (00:31:44) decrement in it. That being said, you’re looking at some other factors here. Yes, commodity prices have been a bit of a malaise. Interest – though interest rates look like, I mean, ask me tomorrow, but somewhat more encouraging. So the cost of money is a thing that is on their minds as well.

And then, finally, I mean, I think Mason would agree with this. Growers will still be growing and they’ll still be requiring inputs, but I think we can expect them to move – to continue this, sort of, fiscal rectitude in their procurement practices, in light of the last trailing several quarters, and particularly with respect to cost of money as it relates to commodity pricing.

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American Vanguard Corp. (AVD) Q2 2024 Earnings Call	Corrected Transcript 08-Aug-2024

Scott Fortune Analyst, ROTH Capital Partners LLC	Q

That’s really helpful. I appreciate that. And if I could get one more, and just, kind of, touch base on Dacthal and the recent EPA news. Your sense of any litigation, or any issues with that, kind of, moving forward, kind of, the risk there. And just want to get a sense for, do you have potential object products that can replace that Dacthal, just kind of, what’s in the pipeline from your product side, and the Green Solutions side, which you put a lot more focus on to drive growth here?

Timothy J. Donnelly Acting Chief Executive Officer, American Vanguard Corp.	A

Yeah. I think, maybe answering it from back to front. Yeah, we will be placing an emphasis on expanding other product lines. I mean, the Green Solutions products have a different effect than our biorationals, I’m sorry, Dacthal does than our biorationals and Green Solutions products. Yes, to invest in and continue to expand Green Solutions is certainly an important initiative that we have, and we continue to drive it.

With respect to other issues that Dacthal raises, and we are a very highly regulated industry, and we continue to work, I think, constructively, and in good faith through it all with EPA, we have like our competitors, many products are always under registration review. But let me go back to the earliest. And the question is really one of risk and litigation and the like. We’re not aware of any at present. Obviously, the public relations environment is adverse to this compound presently.

I will maybe take a minute if you got a minute, Scott, to give a, sort of, a sense of the context. I don’t think the – maybe the regulatory context or the where the press gone with this necessarily is giving fair coverage to how it works in the world of registration. So, let me just frame it up little bit. It might help to give a little context to it. I think, maybe about 15 years ago, EPA started focusing on endocrine functions in the body, and they established things like the Endocrine Disruptor Screening Program, EDSP, which they were requiring any number of AIs, active ingredients that is registered products to undergo. That moved forward, and it culminated some more refined testing, the likes of which are at the basis of what happened with Dacthal.

And that test was a – it’s a comparative thyroid assay. And it was really the agencies looking at that test were, they were testing laboratory rats. There was prenatal fetal rats, neonates, and mothers looking to see if there was any effect that Dacthal might have on those rodents. And they found an effect. And by the way, that was a study they had requested that we do and we did that study. And in looking at it, the agency would do what their scientists typically do. There’s no human testing that’s done these days, right. That’s not legal. It’s not humane.

So all of this is done with laboratory animals. And what happened in this case, as they usually do, is they take what they perceive as an effect. And here it was only on the fetal rodents. And they extrapolate that, and they do, kind of, an interspecies translation, and they say, well, there could be a risk of harm for human fetuses. And in that vein, then they would say, either help us out with trying to figure a way to mitigate that, which is why we ended up submitting a reduced label. And/or is there other data that could give us enough information to, let’s say, alleviate our uncertainty. And ultimately, after many months, we were not able to do so.

So my point, Scott, here really is that what we’re looking at here is, is the agency doing – making a preventative move? It’s a prophylactic , kind of, a thing to say, let’s stop the train on this product, because the data that we have says that we believe that there could be this effect. We don’t, looking at it from the company’s point of view, and from a registrant’s, we don’t have more data. It would take probably years to develop data from the other end of things to say, I found a person with a certain condition, and I can trace it all the way back to an exposure in utero.

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American Vanguard Corp. (AVD) Q2 2024 Earnings Call	Corrected Transcript 08-Aug-2024

My point being that we’re not looking here at – there’s been no report of actual injury to anyone. There’s been no report of actual harm. It’s the EPA taking measures that they believe are important to ensuring that there’s safety in a preventive way. So that’s the, kind of, the context. I just – I’m not sure that’s coming out in many of the things that I have read. But if that’s of any use to you, then I thought maybe I would at least volunteer there.

Scott Fortune Analyst, ROTH Capital Partners LLC	Q

No. That’s very helpful. It’s a great context. And appreciate how you framed it. And that’s very helpful. I will jump. That’s it for me. And I’ll jump back in queue. Thanks.

Timothy J. Donnelly Acting Chief Executive Officer, American Vanguard Corp.	A

Okay. Thank you.

Operator: Thank you. Our next question comes from the line of Ben Klieve with Lake Street Capital Market. Please proceed your question.

Ben Klieve Analyst, Lake Street Capital Markets LLC	Q

All right. Thanks for taking my questions. My first one is regarding the 2024 guidance and the outlook for 2026 once all your initiatives have been implemented. Your current guidance implies the EBITDA margin midpoint in the high 7% range, really ratcheted down from where you were before. But your 2026 EBITDA margin target of 15% remains unchanged from a few months ago. I’m wondering if you can help us square that. The – clearly conditions today are tough, but the transformation targets that you have from an expense perspective would help, but not get anywhere close to 15% EBITDA margin 24 months from now. So, can you help us understand why you feel comfortable still having 15% EBITDA margins two years from now as your target, given all of the dynamics underway right now?

Timothy J. Donnelly Acting Chief Executive Officer, American Vanguard Corp.	A

Yeah. I can certainly [indiscernible] (00:39:57) at the – this is Tim, at the top end, and let Mark fill in. So, the factors that would be contributing to an improvement in an EBITDA margin wouldn’t just be efficiency. It would also be recovery vis-à-vis consistency and sales of higher margin products over a period of time. I think we’re looking right now at depressed sales over the 12 month trailing period, and we would expect that 2025 is not going to be necessarily subject to the same vagaries that we have currently undergone. So, if we take an improved top line performance, and conjoin it with an improved number of efficiencies that we can bring to bear, as Mark has described, those things taken together should conspire to produce an EBITDA margin that is in that 15% range as we’re seeking.

Admittedly, what you’re looking at now does not appear to be representative of what could be done in the future. But the whole purpose of the transformation was, if you look at what has been more of the historical norm on an EBITDA margin, surely it is feasible that with a more efficient enterprise given with stable sales of margined – well margined products, we could arrive at that 15% at a full year basis in 2026.

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American Vanguard Corp. (AVD) Q2 2024 Earnings Call	Corrected Transcript 08-Aug-2024

Mark R. Bassett Board Member, American Vanguard Corp.	A

I would just add to that, that on top of improving conditions, I think these are what I would say, we’re very comfortable with these numbers, and we feel like there’s upside to all of the numbers that we’ve talked about. And I think there’s a lot of benefits sometimes that are hard to quantify. For example, with a much simpler, more focused organization, and better allocation of resources. There’s a lot of potential value there that you can unleash. It’s hard to quantify at this stage of the transformation.

So, we – I personally believe $15 million is a number I’m very comfortable with, but I think there’s a lot of upside to that number as well, as we get into this, and continue to build on it, and to develop it. I think, also, we talked about some initiatives in the liquidity section. There are also recurring benefits. So we do continue down the path of ramping down spending on SIMPAS, that’s quite a bit of money as well that we’ve been spending every year, that if we do slow that down, we’ll drop to the bottom line as well.

Again, the S&OP I think will unleash, we’ve had a number of lost sales over the last handful of years because of a process that was not as far advanced as it could be. And so I think there’s a lot of secondary and tertiary benefits that we haven’t captured, that we will capture as this transformation continues.

Timothy J. Donnelly Acting Chief Executive Officer, American Vanguard Corp.	A

Yeah. And it’s also – this is a very – I mean, as you can appreciate, and I know that when calculating return on investment, we all would like to be as definitive as possible. What we are doing effectively now is, this is a living and breathing business organism, we’re , kind of, – we’re working this thing up, kind of, like T.S. Eliot might in many senses, it’s the background, it’s the foreground. And the impact of those things will be revealing a picture that is better than it was, that has greater clarity, it has greater strength, I think going forward.

Ben Klieve Analyst, Lake Street Capital Markets LLC	Q

Got it. That’s helpful. You are more well-read than me. I’ll look up what that T.S. Eliot reference was. And all that makes sense. And I certainly understand, kind of, how dynamic the environment is right now, and how many moving pieces you guys are, kind of, working through at the same time. So, appreciate the context there. One question I have on your legacy portfolio and Green Solutions. It sounds like from all the comments you’ve made today that you all remain quite enthusiastic about that opportunity. Can you talk about, kind of, what transformations specifically would take place within Green Solutions, yeah, in any material way, or is that business going to, kind of, continue on as it has?

Mark R. Bassett Board Member, American Vanguard Corp.	A

Yeah. I’ll take a stab at it. I think the company has had a lot of success in Green Solutions. I think this is one of those areas where again, the transformation, I think, has an opportunity to allow us to be even more successful. With us aligning into two global businesses, the crop and non-crop business, I think, we’ll be able to develop very business, customer centric strategies to figure out ways to have a more coherent growth strategy than we have historically. Very targeted allocation of resources, very targeted allocation of capital, people, R&D strategies that will allow us to accelerate the growth of that portfolio even more so than we’ve had thus far. So, I think that’s another area where the transformation can really help us focus our resources and drive growth faster than we have in the past.

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American Vanguard Corp. (AVD) Q2 2024 Earnings Call	Corrected Transcript 08-Aug-2024

Timothy J. Donnelly Acting Chief Executive Officer, American Vanguard Corp.	A

And then, I think, one other point is, with respect to some of our like bacteria based fermented products, we are in the midst of working on state registrations so that we can expand the breadth of the market that we are serving with these products would be for plant health purposes primarily. These are these are also things that would improve soil health insofar as the microbiome is concerned by the root mass.

And one of the reasons for our level of enthusiasm with the portfolio is that there is this continued evolving emphasis probably being led by the EU in digital farming and regenerative ag. These were – the focus is on how to enhance the value of your most prized asset as a grower, that is to say, your soil how to sustain it. Even in some places like Germany they are – the authorities are requiring growers to test the level of nitrogen in the soil before applying any, kind of, synthetic nitrogen fertilizer. And the products that we have would be helping with phosphorus, nitrogen, potassium uptake, for example. And so this fits well – this product line fits well into, let’s say, a green sort of direction that agriculture is taking globally.

Mason Bennett Vice President, North American Crop, American Vanguard Corp.	A

If I may comment on North America as well, Ben, just specifically what we’ve done with our sales organization in the US, and we’re evolving in Canada as well is, our Green Solutions is one of our key pillars of strategy within our sales organization. There’s a big focus there because it’s one of our fastest growing segments. The profits and margins are good in this space for us. We’re working with external partners that previously had been announced by folks like New Leaf and we’re building a franchise around seed inclusion products. But we’re also looking internally at development projects and what we can bring to the table to continue to grow our portfolio.

And I just want to note, I think it may have been mentioned before, but AMVAV was named a top 10 supplier of biologicals in the US by CropLife. So we’re proud of what we have done to this point. But we’re going to focus, we’re going to put in the energy and effort. We’re going to specialize in areas to ensure that we continue to build on the growth that we have up to this point. So that goes back to what Mark referenced as accelerating our transformation and focusing on specific product strategies. So that’s what we’re doing in that space.

Ben Klieve Analyst, Lake Street Capital Markets LLC	Q

Got it. Got it. All helpful comments. One last one for me. And I’ll get back in queue. You commented on your target for inventory to fall from 42% at the end of this quarter, or at the end of the second quarter, excuse me, down to 34% ending the year. On a high level working capital in general, I’m wondering if you can, kind of, lay out any expectations for working capital that you’re going to be able to rip out of the balance sheet here from the levels ending second quarter through the end of this calendar year?

David T. Johnson Vice President, Chief Financial Officer & Treasurer, American Vanguard Corp.	A

Yeah. I think it’s typical of the company’s annual cycle that we see working capital expand during the first two or three quarters of the year. The expansion usually slows in the third quarter, and then comes down in the fourth. So, we are expecting to see working capital come down $70 million to $80 million over the next – over the balance of the year.

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American Vanguard Corp. (AVD) Q2 2024 Earnings Call	Corrected Transcript 08-Aug-2024

Ben Klieve Analyst, Lake Street Capital Markets LLC	Q

All right. That’s helpful. Thanks for taking my questions. Best of luck with all of these ongoing initiatives here over the next couple months. And I’ll get back in the queue.

David T. Johnson	A
Vice President, Chief Financial Officer & Treasurer, American Vanguard Corp.

Thank you.

Timothy J. Donnelly	A
Acting Chief Executive Officer, American Vanguard Corp.

Thank you.

Operator: Thank you. Our next question comes from the line of Wayne Pinsent with Gabelli Funds. Please proceed with your question.

Wayne Christopher Pinsent	Q
Analyst, GAMCO Investors, Inc.

Hi. Thanks for taking my question. Yeah. Wayne Pinsent with Gabelli Funds. I just wanted to ask on the on the Dacthal. Do you know if there’s product still in the channel and risk of that product getting put back to you? And is that any component of the significantly lowered guide?

Timothy J. Donnelly	A
Acting Chief Executive Officer, American Vanguard Corp.

There is there is product in the channel. There’s not much. And one of the reasons for that was we had – I mean, we’re not sure how much, but there, I think, the fact is we were only in the market for a short time. It was unavailable, then it was, and then, we suspended the sales subsequently. So is that included in our numbers going forward. To the extent, I think, from an accounting point of view, there was any recall or take back of material, that’s a thing that would be a commercial subject, and would typically be accounted for in the period in which it occurred. Is that how it works, David?

David T. Johnson	A
Vice President, Chief Financial Officer & Treasurer, American Vanguard Corp.

There’s no decision at this point. So

Wayne Christopher Pinsent	Q
Analyst, GAMCO Investors, Inc.

Yeah.

David T. Johnson	A
Vice President, Chief Financial Officer & Treasurer, American Vanguard Corp.

yeah, that would be accounted whenever.

Timothy J. Donnelly	A
Acting Chief Executive Officer, American Vanguard Corp.

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American Vanguard Corp. (AVD) Q2 2024 Earnings Call	Corrected Transcript 08-Aug-2024

Yeah. So, it’s a little indeterminate at this point.

Wayne Christopher Pinsent	Q
Analyst, GAMCO Investors, Inc.

Okay. Thanks. And then you mentioned on the timing of those Q4 sales, and the drop in guide with farmers going to just in time. What’s the confidence level that those are just moving into 2025 and not lost sales?

Timothy J. Donnelly	A
Acting Chief Executive Officer, American Vanguard Corp.

Mason, do you want to handle that?

Mason Bennett	A
Vice President, North American Crop, American Vanguard Corp.

Yeah. I sure will. So first of all, the distributors are the customers that will be purchasing. So, I first want to say there’s a normal purchase pattern that our distributor customers will make around our portfolio. So that’s going to happen. We just don’t see that these distributor customers are going to pull in excess product, especially after they got into the overstocking that we’ve seen the last couple two years or three years. So they’re going to be very, very conservative in their approach and what they bring in. And so we see normal in that space.

As far as the farmers and what they do, they’re still – their purchase timing from a confidence standpoint, it’s going to happen. There may be consolidation, it may look different, but growers still have to grow a crop, and they have to protect their crops with crop input. So, we see that depending on what the offers are, and the opportunities, growers will continue to purchase. It just means they may not be flush with cash as they have in the past due to net farm income being down. But they will have to grow a crop, and that farm acre will be farmed. So there will be a need for the products, and many of our products that we utilize to get the crop started. So yes, we’re confident that that will take place.

Wayne Christopher Pinsent	Q
Analyst, GAMCO Investors, Inc.

Okay. Thanks. And then just finally, it appears that the press release hasn’t gone out yet. Just wondering when we’ll see full financials, because it was a little unusual.

David T. Johnson	A
Vice President, Chief Financial Officer & Treasurer, American Vanguard Corp.

We are trying to get to a point of filing today. It may actually sit until tomorrow, but the financials are pretty much ready to go.

Timothy J. Donnelly	A
Acting Chief Executive Officer, American Vanguard Corp.

Yeah. I think he’s talking about the press release

David T. Johnson	A
Vice President, Chief Financial Officer & Treasurer, American Vanguard Corp.

The press release was released, but I guess it may arrive on the wire very shortly.

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American Vanguard Corp. (AVD) Q2 2024 Earnings Call	Corrected Transcript 08-Aug-2024

Wayne Christopher Pinsent	Q
Analyst, GAMCO Investors, Inc.

Okay. Okay. Thank you very much.

Timothy J. Donnelly	A
Acting Chief Executive Officer, American Vanguard Corp.

You’re welcome.

Operator: Thank you. Our next question comes from the line of [ph] Paul Berliner with Levite Capital (00:54:12). Please proceed with your question.

Q

A clarification with regard to the press release not being out yet, it’s not on the website either. So you mentioned in the slide show that the lenders have put some, sort of, restriction on dividends and buybacks. Does that affect the current $0.12 annual dividend?

David T. Johnson	A
Vice President, Chief Financial Officer & Treasurer, American Vanguard Corp.

Yes. It will impact going forward. Right. So the

Q

It’s just $3 million annually, $0.12

Timothy J. Donnelly	A
Acting Chief Executive Officer, American Vanguard Corp.

It’s true. And also what we would be doing in conjunction with the quarterly consideration is, is clearing the notion of making a dividend at the time with our lenders, which was something we didn’t have to do before, but we will have to do that going forward. Yes, it’s part of the overall package, but yeah, the sizing is correct. Yes.

Q

Thank you.

Timothy J. Donnelly	A
Acting Chief Executive Officer, American Vanguard Corp.

You’re welcome.

Operator: Thank you. [Operator Instructions] Our next question comes from the line of [ph] Andrew Lester (00:55:17), a private investor. Please proceed with your question.

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American Vanguard Corp. (AVD) Q2 2024 Earnings Call	Corrected Transcript 08-Aug-2024

Q

Hi. Thank you for taking the question. I want to start off by sort of thanking and applauding the board for taking necessary steps to change the direction of the company and hoping to get things under control. I’m not an attorney, and I don’t understand Dacthal all that well, but I did do some Google searches, and I just want to make sure I understand. The company started producing this in 2001, is that correct?

Timothy J. Donnelly	A
Acting Chief Executive Officer, American Vanguard Corp.

That sounds right. Yeah. Well, selling it. Selling it

Q

And in 2007, it was supposedly a private settlement, but the company paid $300,000 to Dole Food, which again, there’s no greater disclosure when I tried to search for it, but I assumed that there was, sort of, an awareness of a potential issue with this product and necessitates a settlement, it was sort of...

[indiscernible] (00:56:22).

Timothy J. Donnelly	A
Acting Chief Executive Officer, American Vanguard Corp.

That was a different product, that was DVCP. And DVCP was in banana plantations in various places, including in Hawaii, and its use was discontinued in the early 1980s. But yeah, that relates.

Q

Okay. So there was no – there’s no although the government – I mean the wording of the government statement seems somewhat severe, but there was no specific issues or problems before, separate and distinct from their studies of this. Is that correct?

Timothy J. Donnelly	A
Acting Chief Executive Officer, American Vanguard Corp.

That’s correct. This is a move by the agency to take, and sort of, an interdiction following scientific studies. It’s not in response to harm that has been identified to persons or property.

Q
Okay. That’s comforting. Thank you for that. Also, when you when you follow the track of the company’s announcements for the last couple of years, and I’ve been a shareholder for the last couple of years. I mean, there’s, sort of, an uninterrupted series of earnings and EBITDA reductions and revisions. And I’m, pretty familiar with investing in commodities, and I understand the nature of the cycles, the nature of what happens in the marketplace. But separate and distinct from the marketplace, we had like downward revisions, and never upward revisions. So, at this point addressing the industry in its current state, do these numbers incorporate a base case going forward? Or is this – because I can only assume there was optimism in the past, and there was nothing in the prior quarter that would lead somebody to believe that a revision of this order of magnitude could potentially happen.

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American Vanguard Corp. (AVD) Q2 2024 Earnings Call	Corrected Transcript 08-Aug-2024

Timothy J. Donnelly	A
Acting Chief Executive Officer, American Vanguard Corp.

I think we have been very punctilious about making – giving targets in the future based upon what we believe to be the then current conditions. And I know you’ve been a shareholder for some time, and you’re aware that there have been exigencies that have arisen subsequent to the establishment of our targets that have affected them. But I also can tell you that the targets we have posited today are targets that are, we believe, achievable, conservative, and that do take stock of not only conditions as we see them now, but conditions for the remainder of the year. And also, take into account what we understand to be the actual demand from our people who are in the trenches, selling the products, whether they be crop, non-crop, or international. So that’s the rubric that we’re following in setting targets.

And to the extent that we find in the future that our targets have been set at a at a level that’s far too low based upon things that we’re fairly certain are going to happen, we would enjoy raising up estimates. Yes.

Q

Okay. And in the past previous statements regarding company’s assumption of debt or use of it would really been sort of dislocations in the marketplace whereby the company used debt to sort of smooth the manufacturing of product, and expected everything to return to normal. And as they would sell that product, they would repeat the debt and essentially go back to the status as either very low debt or debt free type of company. So, it seems that something might have changed between the relationship with the lenders for them to require, I guess, pre- approval before the announcement or payment of a dividend. Is that – does that circumstance exist until all that debt is repaid, or is there something more significant that’s changed?

Timothy J. Donnelly	A
Acting Chief Executive Officer, American Vanguard Corp.

It’s not – the terms of the amended agreement are not based upon some sort of a concern that, or a requirement that we repay the debt in its fullness over some specific period of time. That is our ability to use the funds, the revolvers, the credit, the letters of credit and the like are unchanged. It’s – from our point of view, it’s what you would expect from a lender is if you seek to have relief in conjunction with financial covenants. And specifically, those relate to ratios and the ratio – our maximum leverage ratios become tighter, the risk for the lender is higher. And what they will tend to do then is to cover the additional risk that they’re incurring by increasing the interest matrix to a degree at 4x and above. And also in return for their let’s say obeisance in allowing us to take the – put more into the non-recurring basket to allow for transformation charges, that’s a use of cash. Cash being our greatest security, if you will, in this case.

And finally, with respect to that, then they would say, let’s look at then your business, at your financial performance on an ongoing basis before we allocate funds to other things that are sort of outside the purview of direct investments in the company. And I think that’s where those three elements would arise otherwise; the dividend, the share repurchase, and the acquisitions.

Q

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American Vanguard Corp. (AVD) Q2 2024 Earnings Call	Corrected Transcript 08-Aug-2024

Thank you for explaining that.

Timothy J. Donnelly	A
Acting Chief Executive Officer, American Vanguard Corp.

You’re welcome.

Q

Okay.

Operator: Thank you. There are no further questions at this time. I’d like to turn the floor back over to Tim for closing comments.

Timothy J. Donnelly

Acting Chief Executive Officer, American Vanguard Corp.

Thank you, everyone, for joining the call today. Thank you also for your interest and support in American Vanguard Corporation. Again, we are committed to maximizing investor value in the company. And we look forward to continuing to do so. We thank you for the privilege of being able to do so. And look forward to speaking with you all very soon. Take care.

Operator: This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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